FORM OF WARRANT

THIS WARRANT (“WARRANT”) WAS SOLD IN A PRIVATE TRANSACTION, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT AND SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS IS AVAILABLE.

Company / Issuer:	Selway Capital Acquisition Corporation (OTCBB:SWCA)
Number of Shares:	Up to ________, subject to adjustment
Class of Shares:	Series C Common Stock, par value $0.0001 / share
Exchange Price:	$7.50/share, subject to adjustment
Issue Date:	July 17, 2013
Expiration Date:	July 17, 2018

The term “Holder” shall initially refer to _______________, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.

Selway Capital Acquisition Corporation (the “Company”) does hereby certify and agree that, for the sum of $______ paid by Holder on the date hereof, which the parties agree is fair consideration for this Warrant, Holder, or its permitted successors and assigns, hereby is entitled to Exercise or Exchange this Warrant (each as defined below) in the Company for up to _____________ duly authorized, validly issued, fully paid and non-assessable shares of its Series C Common Stock, or if there are no outstanding shares of its Series C Common Stock, its Common Stock, $0.001 par value per share, upon the terms and subject to the provisions of this Warrant. The securities of the Company (the “Common Stock”) issuable upon Exercise or Exchange of this Warrant are referred to herein as the “Warrant Stock”. Capitalized terms used but not defined in this Warrant have their meanings as set forth in that certain Loan and Security Agreement of even date herewith between the Company and Partners for Growth III, L.P. ((“PFG” and such Loan and Security Agreement, the “Loan Agreement”), regardless of whether the Loan Agreement is then in effect.

Section 1.                Term, Price, Exercise and Exchange of Warrant.

1.1              Term of Warrant. This Warrant shall be exercisable or exchangeable from the Issue Date until the Expiration Date.

1.2              Exchange Price. The price per share at which the Warrant Stock is issuable upon Exercise or Exchange of this Warrant shall be $7.50, subject to Section 1.3 (a) hereof and subject to adjustment from time to time as set forth herein (the “Exchange Price”).

1.3              Exercise of Warrant; Exchange of Warrant.

(a)                This Warrant may be Exercised (as defined below) in whole or in part, upon surrender of this Warrant to the Company at its then principal offices in the United States, together with the form of election to Exchange or Exercise attached hereto as Exhibit A (the “Election”) duly completed and executed, and upon payment to the Company of the Exercise Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exercised (an “Exercise”). In whole or in part in lieu of an Exercise, Holder may exchange this Warrant by indicating so in the Election and proceeding in accordance with the remainder of this Section 1.3 (an “Exchange”).

(b)               Upon an Exchange, the Holder shall receive Warrant Stock such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of shares of Warrant Stock equal to “X” (as defined below), computed using the following formula:

Y * (A-B)

Y * (A-B) Y = ____________ A
Where

X =the number of shares of Warrant Stock to be issued to Holder

Y = the number of shares of Warrant Stock to be exchanged under this Warrant

A = the Fair Market Value of one share of Warrant Stock

B = the Exchange Price (as adjusted to the date of such calculations)

* = multiplied by

(c)                For purposes of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Series C Common Stock or Common Stock, as applicable, is or becomes listed on a national stock exchange, the highest closing sale price reported for a day during the ninety-day period prior to the day Holder delivers its Election to the Company, provided that at least 10,000 shares of stock were traded on such exchange during such day, or (ii) if the Series C Common Stock or Common Stock is traded over-the-counter, the highest sale price reported for a day during the ninety-day period prior to the day Holder delivers its Election to the Company, provided that at least 10,000 shares of stock were sold in public market transactions on such day. If the Common Stock is not traded as contemplated in clauses (i) or (ii), above, the Fair Market Value of the Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company (“Board”) shall determine in its reasonable good faith judgment, but in no event less than the most recent price at which qualified employee stock options issued at such time are exercisable. In the event that Holder elects to convert the Warrant Stock through Exchange in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect an Exchange directly into such other security.

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(d)               Upon surrender of this Warrant, and the duly completed and executed Election, and payment of the Exchange Price or conversion of this Warrant through Exchange, the Company shall issue and deliver within 3 business days to the Holder or such other person as the Holder may designate in writing a certificate or certificates for the number of shares of Warrant Stock issuable pursuant to the terms of this Warrant upon Exercise or Exchange. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock as of the date of the surrender of this Warrant, and the duly completed and executed Election, and payment of the Exchange Price in the case of an Exercise or conversion of this Warrant through Exchange; provided, that if the date of surrender of this Warrant and payment of the Exchange Price is not a business day, the certificates for the Warrant Stock shall be deemed to have been issued as of the next business day (whether before or after the Expiration Date). If this Warrant is exchanged or exercised in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exchanged or exercised shall be executed by the Company and delivered to Holder.

1.4              Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the Exercise or Exchange of this Warrant. If any fraction of a share of Warrant Stock would be issuable upon the exchange of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the Fair Market Value of the Warrant Stock.

1.5              Automatic Conversion on Expiration Date. In the event that, on the Expiration Date, the Fair Market Value of one share of Common Stock (or other security issuable upon the Exercise or Exchange hereof) as determined in accordance with Section 1.3(c) is greater than the Exchange Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.3 as to all Warrant Stock (or such other securities) for which it shall not previously have been Exercised or Exchanged, and the Company shall promptly deliver a certificate representing the Warrant Stock (or such other securities) issued upon such conversion to the Holder.

1.6              Treatment of Warrant Upon Acquisition of Company.

(a)                “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company in whatever form, or any reorganization, consolidation, or merger of the Company (whether in a single transaction or multiple related transactions) where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction(s).

(b)               Treatment of Warrant at Acquisition. Upon the closing of any Acquisition, the successor entity (if applicable in such Acquisition) shall, as condition to such Acquisition, either: (i) assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities as would be payable for the Warrant Stock issuable upon exchange of the unexchanged portion of this Warrant as if such Warrant Stock were outstanding on the record date for the Acquisition (and the Warrant Price and/or number of shares of Warrant Stock shall be adjusted accordingly) or (ii) purchase this Warrant at its “Fair Value” (as described in clause (c) below, the “Purchase Price”).

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(c)                Purchase at Fair Value.

For purposes of this Warrant, “Fair Value” shall mean that value determined by the parties using a European Black-Scholes Option-Pricing Model (the “Black-Scholes Calculation”) with the following assumptions: (A) a risk-free interest rate equal to the risk-free interest rate at the time of the closing of the Acquisition (or as close thereto as practicable), (B) a contractual life of the Warrant equal to the remaining term of this Warrant as of the date of the announcement of the Acquisition, (C) an annual dividend yield equal to dividends declared on the underlying Warrant Stock (including securities into which the Warrant Stock may be convertible) during the term of this Warrant (calculated on an annual basis), and (D) a volatility factor of the expected market price of the Company’s Common Stock comprised of: (1) if the Company is publicly traded on a national securities exchange, its volatility over the one year period ending on the day prior to the announcement of the Acquisition, (2) if the Common Stock is traded over-the-counter, its volatility over the one year period ending on the day prior to the announcement of the Acquisition, or (3) if the Company is a non-public company, the volatility, over the one year period prior to the Acquisition, of an average of publicly-traded companies in the same or similar industry to the Company with such companies having similar revenues. The Purchase Price determined in accordance with the above shall be paid upon the initial closing of the Acquisition and shall not be subject to any post-Acquisition closing contingencies or adjustments; provided, however, the parties may take such post-Acquisition closing contingencies or adjustments into account in determining the Purchase Price, and if the parties take any post-Acquisition closing contingencies or adjustments into account, then upon the partial or complete removal of those post-Acquisition closing contingencies or adjustments, a new Black-Scholes Calculation would be made using all of the same inputs except for the value of the Company’s Common Stock (as determined under subclause (D)), and any increase in Fair Value (and, correspondingly, Purchase Price), including, without limitation, as a result of any earn-out or escrowed consideration, would be paid in full to Holder immediately after those post-Acquisition closing contingencies or adjustments can be determined or achieved.

Section 2.                Exchange and Transfer of Warrant.

(a)                This Warrant may be transferred, in whole or in part, without restriction, subject to (i) Holder’s compliance with applicable securities laws and delivery of an opinion of competent counsel as to the same, and (ii) the transferee holder of the new Warrant assuming in writing the obligations of the Holder and making the representations and warranties set forth in this Warrant. Notwithstanding and without the necessity of delivering an opinion of counsel, Holder may at any time transfer this Warrant in whole or in part to any affiliate. By its acceptance of this Warrant, each such affiliate transferee will be deemed to have made to the Company each of the representations and warranties set forth in Section 7 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof. A transfer may be registered with the Company by submission to it of this Warrant, together with the Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exchange Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred.

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(b)               In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

(c)                The Company shall pay all reasonable costs and expenses incurred in connection with the Exchange, Exercise, transfer or replacement of this Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of share certificates representing all Warrant Stock.

Section 3.                Certain Covenants.

(a)                The Company shall at all times reserve for issuance and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exchange of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient therefor.

(b)               The Company will not, by amendment or restatement of its Certificate of Incorporation or Bylaws or through reorganization, consolidation, merger, amalgamation, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company will not increase the par value of any Warrant Stock receivable upon the exchange of this Warrant above the amount payable therefor upon such exchange.

(c)                So long as Holder holds this Warrant, the Company shall deliver to Holder such reports as it provides to its stockholders generally, as and when delivered to such stockholders. Notwithstanding the foregoing, the Company shall provide Holder quarterly and annual financial statements upon request, if such statements are not publicly available. The parties shall not treat the Warrant or the Warrant Stock as being granted or issued as property transferred in connection with the performance of services or otherwise as compensation for services rendered.

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Section 4.                Adjustments to Exchange Price and Number of Shares of Warrant Stock.

4.1              Adjustments. The Exchange Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exchange Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exchange, at the Exchange Price resulting from such adjustment, the number of shares of Warrant Stock obtainable by multiplying the Exchange Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exchange Price resulting from such adjustment.

4.2              Subdivisions, Combinations and Stock Dividends. If the Company shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend or otherwise with respect to any Common Stock, the Exchange Price in effect immediately prior to such subdivision or share dividend shall be proportionately reduced and the number of shares acquirable upon Exercise or Exchange hereunder shall be proportionately increased. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Exchange Price in effect immediately prior to such combination shall be proportionately increased.

4.3              Reclassification, Exchange, Substitutions, Etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exchange or exercise of this Warrant, Holder shall be entitled to receive and the Company shall promptly issue an amended warrant for the number and kind of securities and property that Holder would have received for the Warrant Stock if this Warrant had been Exercised or Exchanged immediately before such reclassification, exchange, substitution, or other event. The amendment to this Warrant shall provide for adjustments (as determined in good faith by the Board) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.3, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon Exercise or Exchange of the new Warrant. The provisions of this Section 4.3 shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.

4.4              Special Exchange Price Adjustment. In the event that the Post-Acquisition Tender Offer (as described in Section 3.16(b) of the Loan Agreement) is effected at less than $10.30 per share (the “Assumed Tender Price”), the Exchange Price shall be adjusted (reduced) to reflect the percentage that the actual Tender Offer price (the “Tender Price”) bears to the Assumed Tender Price. For example only, if the Tender Price is $9.27, representing a price that is 10% less than the Assumed Tender Price, then the Exchange Price would be adjusted from $7.50 to $6.75 (the Exchange Price less 10%). As used above, the term “Tender Price” shall mean the true effective price in the Post-Acquisition Tender Offer, such that if other consideration or securities are included, such as (for example only) warrants or other rights, then the Tender Price for purposes of Exchange Price Adjustment hereunder shall be reduced by the value of such other consideration.

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4.5              Notices of Record Date, Etc. In the event that the Company shall:

(1)               declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2)               offer for sale any additional shares of any class or series of the Company’s stock or securities exchangeable for or convertible into such stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or

(3)               effect or approve (by stockholder vote or otherwise) any reclassification, exchange, substitution or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

(4)               offer holders of registration rights the opportunity to participate in any public offering of the Company’s securities,

then, in connection with such event, the Company shall give to Holder:

(i)                 at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above;

(ii)               in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place; and

(iii)             in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (2) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder.

4.6              Adjustment by Board. If any event occurs as to which, in the opinion of the Board, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Exchange Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4.2 and then in no event to an amount larger than the Exchange Price as adjusted pursuant to Section 4.2.

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4.7              Officers’ Statement as to Adjustments. Whenever the Exchange Price and/or number of shares of Warrant Stock subject to the Warrant is required to be adjusted as provided in this Section 4, the Company shall forthwith file at its principal office with a copy to the Holder notice parties set forth in Section 9 hereof a statement, signed by the Chief Executive Officer or Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exchange Price and number of issuable shares that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information otherwise required by this Section 4.7 is available through the Company’s current reports filed with the Securities and Exchange Commission.

4.8              Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to this Section 4, Holder thereafter shall become entitled to receive any securities of the Company, other than Common Stock, the number of such other shares so receivable upon Exercise or Exchange of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

Section 5.                Registration Rights.

Holder shall have the benefit of the registration rights set forth in that certain Registration Rights Agreement appended hereto as Exhibit D.

Section 6.                Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, Holder that:

(a)                The shares of the Company’s Series C Common Stock issuable upon Exchange of the Warrant and the shares of Common Stock into which it will subsequently consolidate (collectively, the “Conversion Stock”) have been duly and validly reserved for issuance. The Warrant is, and the Conversion Stock when issued upon conversion of the Note will be, validly authorized, issued and fully paid. The issuance and delivery of the Conversion Stock is not subject to preemptive or any similar rights of the stockholders of the Company or any other Person (which have not been duly waived) or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws and restrictions created by Holder. The Conversion Stock will be issued without any legends other than the Securities Act legend in the form set forth herein, until such time as it is removed pursuant to the provisions hereof.

(b)               The capitalization table of the Company and its subsidiaries provided to Holder and attached hereto as Exhibit C (the “Capitalization Table”) is true, correct, accurate and complete as of: (i) the Issue Date, and (ii) immediately following the expiration of the Tender Offer (as defined in the Merger Agreement), assuming the Maximum Tender Condition (as defined in the Merger Agreement) is satisfied. Except as set forth on the Capitalization Table, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company or any of its subsidiaries, or (b) agreements with respect to any securities of the Company or its subsidiaries, including any voting trust, other voting agreement or proxy with respect thereto. The Company owns beneficially and of record all of the capital stock of Healthcare Corporation of America. Healthcare Corporation of America owns beneficially and of record all of the capital stock of Prescription Corporation of America and Prescription Benefits, Inc. All of the Series A, B and C Common Stock will automatically convert into Common Stock within five days following a Post-Acquisition Tender Offer or pursuant to a Post-Transaction Automatic Trust Liquidation (as defined in the Company’s restated certificate) on a one-for-one basis without further action by the Company or its stockholders (other than the consummation of such Tender Offer).

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(c)                The Company shall maintain authorized but unissued Common Stock in number sufficient to accommodate the Exchange of this Warrant.

(d)               Assuming the accuracy of the representations and warranties of Holder contained in Section 7 hereof, the offer, sale and issuance of the Warrant is, and the Warrant Stock will be, exempt from the registration requirements of the Securities Act pursuant to 506 of Regulation D under the Securities Act and from the registration and qualification requirements of applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of such securities to any person or persons so as to bring the sale of the Warrant and issuance of Warrant Stock upon Exchange hereof within the registration provisions of the Securities Act.

(e)                The Company is and will remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (i) has filed and will file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the initial issuance of the Warrant, other than Form 8-K reports; and (ii) has submitted and will submit electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding the sale of the Warrant.

(f)                The Company shall not at any time provide Holder with any material nonpublic information unless required to do so pursuant to Special Request under the Loan Agreement and will publicly disclose the terms of this Agreement on Form 8-K under the Exchange Act (including it as an exhibit thereto only if the Company deems it required under applicable law) promptly following the Effective Date; provided, if applicable, that the Company makes no representation or warranty with respect to any information provided to the Company in writing pursuant to a Special Request to Holder under the Loan Agreement.

(g)               The Company has not paid and shall not pay any commission or other remuneration either directly or indirectly for soliciting the purchase or Exchange of the Warrant.

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(h)               The Company has not and shall not engage any placement agent, finder or broker dealer in connection with the offer and sale of the Warrant or the Conversion Stock.

(i)                 Neither the Company nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for a failure to comply with Regulation D under the Securities Act and the Company shall comply in all respects with Regulation D in connection with any future securities offerings made in reliance on Regulation D.

(j)                 Neither the Company nor any person acting on its behalf has used or will use any form of general solicitation or general advertising in connection with the offer or sale of the Warrant or the Conversion Stock.

(k)               The Company shall use its best efforts in cooperation with Holder to qualify the Conversion Stock for offering and sale under the applicable securities laws of such states and other jurisdictions as Holder may designate and will maintain such qualification in effect as long as required for the distribution of the Conversion Stock; provided that the Company shall not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified.

(i)                 The Company shall use its best efforts to cause the Conversion Stock to be quoted in the over-the-counter market or listed on a national securities exchange registered under Section 6 of the Exchange Act.

Section 7.                Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as of the Closing Date as follows:

7.1              Investment Experience. Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and was not organized for the specific purpose of acquiring the Securities. Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Holder has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

7.2              Investment Intent. Holder is purchasing the Warrant for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Holder understands that the Warrant has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

7.3              Authorization. Holder has all requisite power and has taken all requisite action required of it to carry out and perform all of its obligations hereunder. The execution and delivery of this Warrant has been duly authorized, executed and delivered on behalf of Holder and constitutes the valid and binding agreement of Holder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of Holder’s constitutional documents or instruments.

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Section 8.                Restricted Stock Legend.

This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, any share certificates issued pursuant to the Exercise or Exchange of this Warrant shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE OR EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 9.                Notices.

Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

if to Holder, at

__________________________

__________________________

__________________________

__________________________

__________________________

__________________________

with a copy (not constituting notice) to

Greenspan Law Office

Attn: Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 738-5371

Email: ben@greenspan-law.com

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with the original of this Warrant and any replacement, restatement or reissue of this Warrant to be delivered to:

__________________________

__________________________

__________________________

__________________________

__________________________

__________________________

or

if to the Company, at

Selway Capital Acquisition Corporation

66 Ford Road, Suite 230

Denville, NJ 07834

Attn: Yoram Bibring, CFO

Fax: (973) 983-6304

Email: ybibring@hca-pca.com

with a copy (not constituting notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Mitchell S. Nussbaum

Fax: (212) 407-4990

Email: mnussbaum@loeb.com

Each party hereto may from time to time change its address for notices under this Section 9 by giving at least 10 calendar days’ notice of such changes address to the other party hereto.

Section 10.            Amendments and Waivers.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant may only be amended by an instrument in writing signed by both parties.

Section 11.            Applicable Law; Severability.

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. If any one or more of the provisions contained in this Warrant, or any application of any provision thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.

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Section 12.            Construction; Headings.

The terms “Exercise” and “Exchange” may be used interchangeably from time to time in this Warrant, the only substantive difference being that the exercise of rights under this Warrant by Exercise will require payment of cash consideration per share equal to the Exchange Price. The headings used in this Warrant are for the convenience of the parties only and shall not be used in construing the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.

COMPANY:	ACKNOWLEDGED AND AGREED:

Selway Capital Acquisition Corporation	HOLDER:

___________________________________

By: ____________________________	By: ________________________________
___________________________________
Name: __________________________

Title: ___________________________

Warrant Signature Page

Exhibit A

To:

ELECTION TO EXCHANGE OR EXERCISE

1.                  The undersigned hereby exercises its right to Exchange its Warrant for fully paid, validly issued and nonassessable shares of Warrant Stock in accordance with the terms thereof.

2.                  The undersigned hereby elects to Exercise the attached Warrant for fully paid, validly issued and nonassessable shares of Warrant Stock by payment of $__________ as specified in the attached Warrant. This right is exercised with respect to __________ of shares.

[Strike the paragraph above that does not apply.]

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

3.                  By its execution below and for the benefit of the Company, the undersigned hereby restates each of the representations and warranties in Section 7 of the Warrant as of the date hereof.

Date: ______________________	[Holder]

By
Name:
Title:

Exhibit B

ASSIGNMENT FORM

To:

The undersigned hereby assigns and transfers this Warrant to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints __________________________________ to transfer this

Warrant on the books of the Company.

Date: _____________________	[Holder]

By ___________________________

Name: _________________________

Exhibit C – Summary Capitalization Table

Selway Capital Acquisition Corporation (“Selway”):

The authorized capital of Selway consists of 31,000,000 shares of capital stock, of which 30,000,000 are shares of common stock and 1,000,000 are shares of blank-check preferred stock. As of the Issue Date, 9,793,459 shares of common stock are issued and outstanding, consisting of 839,965 Series B Shares and 8,953,494 Series C Shares, and no shares of preferred stock are issued and outstanding. The Series B Shares are entitled to redemption rights in accordance with Selway’s Amended and Restated Certificate of Incorporation and Bylaws. All series of Common Stock will be consolidated on a one-for-one basis with all of Selway’s other series of Common Stock into one series of common stock following the redemption of the Series B Shares in accordance with Selway’s Amended and Restated Certificate of Incorporation. As of the Issue Date, Selway had unit purchase options to purchase an aggregate of 100,000 units (each unit consisting of one share of common stock and one warrant) at an exercise price of $12.50 per unit issued and outstanding, and 3,296,250 warrants to purchase one share of common stock at an exercise price of $7.50 per share, consisting of 2,000,000 warrants issued in connection with Selway’s IPO, 1,000,000 warrants issued to the sponsor of Selway, and 296,250 warrants issued to investors in connection with a bridge financing completed in September 2012 issued and outstanding. Both the unit purchase option and the warrants are exercisable commencing upon consolidation of Selway’s common stock into one series of common stock and expire on November 7, 2016.

The capitalization of Selway, on a fully diluted basis, on: (i) the Issue Date; and (ii) immediately following the expiration of the Tender Offer, assuming the Maximum Tender Condition is satisfied, is detailed below:

Type of Securities	Outstanding as of the Issue Date	Outstanding following expiration of the Tender Offer, assuming Maximum Tender
Preferred Stock
Common Stock
Series A Shares	-	-
Series B Shares	839,965	-
Series C Shares	8,953,494	8,953,494
Series C Shares issued to PFG	-	625,000
Total common stock	9,793,459	8,953,494

Warrants	3,296,250	3,296,250
IPO warrants	2,000,000	2,000,000
Sponsor warrants	1,000,000	1,000,000
Bridge warrants	296,250	296,250
PFG non-conditional warrants	-	220,000
PFG conditional warrants	-	[625,000]
Total warrants	3,296,250	4,141,250

Unit Purchase Option
Common Stock	100,000	100,000
Warrants	100,000	100,000

Total securities outstanding on a fully diluted basis	13,289,709	13,294,744

Pursuant to the Agreement and Plan of Merger between Selway, Selway Merger Sub, Inc., Healthcare Corporation of America (“HCA”), Prescription Corporation of America (“PCA”), Gary Sekulski, as representative of HCA, and Edmundo Gonzalez, as representative of Selway, pursuant to which Selway acquired all of the issued and outstanding shares of HCA (the “Merger”), Selway agreed to issue up to 2,800,000 shares of common stock upon the combined company achieving certain consolidated gross revenue thresholds. Additionally, pursuant to an employment agreement dated May 8, 2013, subject to implementation of a fully approved and legally compliant employee stock compensation program, Selway agreed to issue 200,000 stock options to its chief financial officer, Yoram Bibring. Except as specified herein, there are no other outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of Selway or any of its subsidiaries.

Pursuant to a voting agreement dated April 10, 2013, by and among Selway, HCA, and certain shareholders, for a two year period following the Merger, the applicable holder will vote all shares then-owned in favor of those persons nominated to Selway’s board of directors by: (i) Gary Sekulski, the representative of the stockholders of HCA before the Merger, who will designate three persons, (ii) Edmundo Gonzalez, Selway’s representative, who will designate one person; and (iii) such board designees, who will unanimously designate three persons to be independent directors. Except as specified herein, there are no other agreements with respect to any securities of Selway or its subsidiaries, including any voting trust, other voting agreement or proxy with respect thereto.

Healthcare Corporation of America

Immediately prior to the closing of the Merger, HCA had 40,000,009 common shares and 592,500 preferred shares outstanding. As part of the Merger (which closed April 10, 2013), all previously issued and outstanding shares of HCA were cancelled and converted into securities of Selway (the issuer/parent). As of the Issue Date and immediately following the expiration of the Tender Offer, the only outstanding shares of HCA are the 100 shares carried over from Selway Merger Sub, Inc.

Prescription Corporation of America

The authorized capital of PCA consists of 2,000 shares of capital stock, all of which are shares of common stock. As of the Issue Date and immediately following the expiration of the Tender Offer, 1,000 shares of common stock are issued to HCA and are outstanding.

PCA Benefits, Inc.

The authorized capital of PCA Benefits, Inc. consists of 2,000 shares of capital stock, all of which are shares of common stock. As of the Issue Date and immediately following the expiration of the Tender Offer, 1,000 shares of common stock are issued to HCA and are outstanding.

Exhibit D – Registration Rights Agreement

[Filed as Exhibit 10.2 to this report]